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                                                                      EXHIBIT 11



                   AMERICAN TELECASTING, INC. AND SUBSIDIARIES

                               Earnings Per Share
                 (Dollars in thousands except per share amounts)




                                                        THREE MONTHS ENDED MARCH 31,
                                                       ------------------------------
                                                           1997              1998
                                                       ------------      ------------

Net loss .........................................     $    (22,583)     $    (18,270)

Common Stock weighted average shares .............       24,586,313        25,743,607

Basic and diluted net loss per share .............     $       (.92)     $       (.71)



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